Exhibit 10.1

Offer of Employment between the Company and Michael Hotta, dated April 24, 2020

Name:	Michael Hotta
Job Title:	Chief Financial Officer (CFO)
Reports To:	Chief Executive Officer (CEO)
Offer Date:	April 21,2020
Start Date:	May 26, 2020

Primary Responsibilities

The Chief Financial Officer is responsible for managing the accounting operations of the Company, including the preparation of periodic financial reports, maintenance of the system of accounting controls, policies and procedures, monitoring of budgets, and filing of all regulatory reports with the Securities and Exchange Commission ("SEC"). The Chief Financial Officer will ensure that the Company's reported financial results are in compliance with generally accepted accounting principles and will coordinate all quarterly reviews and annual audits with the Company's internal and external auditors.

In addition, the CFO's responsibilities will also include cash and risk management and tax reporting. The CFO will also actively participate and assist in the Company's business initiatives including real estate development activities, community relations, and project management.

The primary place of employment will be at the Company's corporate office at 200 Village Road in the Kapalua Resort. The expectations are that the CFO will be on Maui at least 3-4 days per week.

It is understood by the parties that the specific duties and responsibilities of the CFO are subject to modification, supplementation, change or deletion by the Chief Executive Officer ("CEO").

During the term of employment, the CFO shall provide services exclusively on behalf of the Company and shall render services to no other person, organization or company, except as may be approved in writing by the CEO or other officers of the Company.

Compensation

Your annual base salary will be $190,000. You will also be eligible to participate in the Company's 2019

Equity and Incentive Award Plan (the "Plan"), effective as of, and to be pro-rated, upon your achieving proficiency in and being capable of preparing and filing the Company's periodic SEC reports on your own. This determination will be made by the Company's CEO, at his full discretion. Your initial annual incentive target is 35% of your annual salary or $66,500, and your long-term incentive target is 35% of your annual salary or $66,500. Both the annual incentive and the long-term incentive awards are paid in restricted stock units (RSUs). The annual incentive is paid following the Compensation Committee's approval, which typically happens in February of each year, and the entire RSUs vest immediately. The long-term incentive is also awarded in the February timeframe and has a 3-year vesting period, meaning that it will vest ratably over 12 quarters. In total, your target total annual direct compensation is $323,000.

Your compensation shall be paid in accordance with the Company's regular pay practices. All compensation shall be subject to applicable withholdings and deductions.

Benefits

You may participate in the benefit plans and programs currently provided by the Company including medical, dental and vision coverage with the Company covering the premiums of the lowest cost plan; flexible spending account; group life insurance, accidental death and dismemberment coverage; travel accident insurance; temporary and long-term disability insurance; 401(k) plan; and other benefit plans generally available commensurate with your position.

Paid Time Off

Fifteen days of paid time off in your first year, which accrues at 4.615 hours per pay period.

Executive Severance Plan

The Company maintains an Executive Severance Plan, or Severance Plan, to retain key executives and encourage such executives to use their best business judgment in managing the affairs of the Company. The Severance Plan is administered by our Compensation Committee and provides certain severance benefits in the event an executive is involuntary terminated. The Severance Plan generally covers the Company's named executive officers, which includes the CFO.

Your coverage under the Severance Plan needs to be approved by the Compensation Committee and will be brought before them for consideration in February 2021. We will consider the initial period of your employment, from the start date until February 2021, as a probationary period to determine your capabilities to grow into the Chief Financial Officer position.

Confidential Information

During your employment with the Company and at all times after termination of such employment, regardless of the reason for such termination, you shall hold all Confidential Information relating to the Company in strict confidence and shall not use, disclose or otherwise communicate the Confidential Information to anyone other than the Company without the prior written consent of the Company. "Confidential Information" includes, without limitation, business, operations and financial information (such as costs, profits and plans for future expansion or development, plans for rendering additional services, methods of operation and marketing concepts of Company, as well as employment policies and plans), trade secrets and other proprietary business information of the Company. "Confidential Information" shall not include information that is or becomes in the public domain through no action by you or information that is generally disclosed by the Company to third parties without restrictions on such third parties. Upon termination of employment, you shall return all Confidential Information to the Company.

Code of Business Conduct and Ethics

In accordance with the Company’s Code of Business Conduct and Ethics (“Code”), all employees are required to annually sign an acknowledgment stating that they have reviewed, understand and agree to comply with the Code. The Code can be reviewed on the Company’s website: http://mauiland.com/documents/MLPCodeofBusinessConductandEthics20150101.pdf

Arbitration

In the event of a dispute arising out of the terms and conditions of this Offer of Employment, such dispute shall, absent settlement of the parties, be promptly resolved by final and binding arbitration in the State of Hawaii in accordance with the provisions of the Hawaii Uniform Arbitration Act, Hawaii Revised Statutes, Chapter 658A, by a single arbitrator mutually agreed upon by the parties. The arbitrator shall be required to abide by the provisions of this Offer of Employment and the arbitrator shall not modify or alter same. A judgment upon the award may be entered in any court having jurisdiction of the parties.

In arbitration, each party shall bear the costs, fees and expenses of presenting its own case, and one-half of the arbitrator's fees and administration expenses, unless otherwise ordered by the arbitrator for cause shown.

Pre-Employment Testing

This offer of employment is contingent upon the candidate’s successful completion of the Company’s pre-employment testing and screening.

Severability

Each provision in this Offer of Employment is separate. If necessary to effectuate the purpose of a particular provision, the Offer of Employment, in whole or in part, is held to be invalid or unenforceable, the parties agree that any such provision shall be deemed modified to make such provision enforceable to the maximum extent permitted by applicable law. As to any provision held to be invalid or unenforceable, the remaining provisions of this Offer of Employment shall remain in effect.

Offer of Employment is accepted this 24 day of April 2020.

Signature:	/s/ Michael S. Hotta

Name:	Michael S. Hotta

Maui Land & Pineapple Company, Inc.

/s/ Warren H. Haruki
Warren H. Haruki
Chief Executive Officer